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                                                                 EXHIBIT (21)(a)
                         SUBSIDIARIES OF THE REGISTRANT

The following are wholly-owned subsidiaries of the Registrant:

                                                                                               STATE OF
NAME                                       TRADE NAME(S)                                       INCORPORATION
----                                       -------------                                       -------------
Miller Plant Farms, Inc.                   Miller Plant Farms                                  Delaware

Calloway's Nursery of Texas, Inc.          Calloway's Nursery                                  Delaware

Cornelius Nurseries, Inc.                  Cornelius Nurseries; Turkey Creek Farms             Texas